UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2021

T Series Middle Market Loan Fund LLC
(Exact name of registrant as specified in its charter)

Delaware	27-0279273
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 3.02. Unregistered Sales of Equity Securities.

On December 15, 2021, T Series Middle Market Loan Fund LLC (the “Company”) delivered a capital drawdown notice relating to the sale of approximately 4,241,517 of the Company’s common units, (the “Common Units”) for an aggregate offering price of $85.0 million. The sale closed on December 29, 2021.

The sale of Common Units is being made pursuant to a subscription agreement entered into by the Company and its investors. Under the terms of the subscription agreement, an investor is required to fund drawdowns to purchase Common Units up to the amount of its capital commitment on an as-needed basis with a minimum of ten business days’ prior notice.

The issuance of the Common Units is exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from each investor in the subscription agreement that such investor was an accredited investor as defined in Regulation D under the Securities Act.

Item 7.01. Regulation FD Disclosure.

On January 5, 2022, the Company disclosed the below information.

Investment Activity

During the quarter ended December 31, 2021, the Company made new investment commitments of approximately $565.4 million, and new investment fundings of approximately $367.7 million. New investment commitments were made across 24 new portfolio companies and were comprised of 98.4% of first lien debt, 0.6% of second lien debt and 1.0% of equity investments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2022	T Series Middle Market Loan Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer